EXHIBIT 10.29

LEASE

Comes now the Estate of Charles Marvin Weeks, by Philip D. Weeks Executor, hereinafter referred to as “Weeks”, and Paoli Peaks, Inc., by its President and secretary, hereinafter referred to an “Paoli Peaks”, who agree that on the 21st day of June, 1970 the parties, either no presently constituted, or their Illegible in title, entered into a lease agreement for the following described real estate:

All of the following described real estate north of the County Road:

Part of the north half of the northwest quarter of section three (3), township one (1) north, range one (1) vest, bounded as follows, to-with: Beginning at the southeast corner of said north half of cold northwest quarter and running thence west eighty (80) rods; thence north along a rail fence to the old French Lick Road; thence westward along said road to the west line of said quarter; thence north to the northwest corner thereof, thence cast to the northwest corner thereof; and thence; south to the place of beginning, containing seventy (70) acres, more or less.

Containing north of the road, 68 acres, more or less. That said agreement was modified in some respects by an agreed judgment entered on the 8th day of June, 1988 and signed by Robert L. Bennett, Judge of the Washington Circuit Court on the 8th day of January, 1990. It is the purpose of this document to act forth the terms and condition of the original lease that were not changed by the agreed judgment, and the terms and conditions of this new lease agreement shall be contained herein. Said agreements are set forth an follows:

1. that Paoli Peaks shall lease from the Weeks the above described real estate from the 21st day of June , 1970 to the 21st day of June, 2078.

2. Paoli Peaks shall have the option to renew the lease for 100 year intervale through infinity by notifying the Weeks, in writing, prior to the expiration of the lease. That by judicial decree, it has been adjudicated that the lease date, June 17, 1978, as to the term of such lease, does not violate the rule against

Illegible as that Rule of Law is defined in the State of Indiana.

3. Paoli Peaks shall have the right of first refusal to purchase the above described real estate. The Weeks Illegible notify Paoli Peaks in writing of its intention to sell said property and the proposed selling price. Paoli Peaks shall have 30 days to notify the Weeks, in writing, of its intention to purchase said real estate and Paoli Peaks shall pay a down payment of 5% of the selling price to the Weeks within the 30 day period, and shall have an additional six month period in which to pay the balance of the purchase price.

4. Except as provided in paragraph six, Paoli Peaks shall have the right to alter the real estate in any way and to construct buildings and to do any other work of any type necessary to promote the interest or Paoli Peaks.

5. Paoli Peaks shall have the right to cut timber on the leased promises in order to improve the ski area. Any timber cut from the leased premises (whether marketable or firewood) shall be the property of Weeks. However, in the event that Weeks shall not have removed any of the timber cut at the direction of Paoli Peaks, within a reasonable time from actual notice of the availability of the cut timber, then the ownership transfers to Paoli Peaks, and Paoli Peaks may use or dispose of the case as it wishes and to its full benefit.

6. Paoli Peaks shall not have the right to waste any assets of the real estate without providing improvements to the property equalling or exceeding the value of the damage done. Top soil shall not be taken from the premises, but its location may be changed.

7. Paoli Peaks shall have the right to assign the lease, including the renewal provisions, and the Weeks shall consent to said assignment, if required.

8. In the event of default, Paoli Peaks shall have the right to remove all improvements not on the property as of the 21st day of June, 1974. In the event that improvements are removed, the property shall be restored to its original condition, or as nearly as on is possible. The Illigible have the right of first refusal to purchase said improvements.

9. The Weeks shall be held harmless from any accidents or any liability. Paoli Peaks may maintain commercial insurance coverage, or may self insure. It is further agreed that any and all insurance coverage of whatever form shall specifically provide coverage for the Weeks thereunder, Weeks the Weeks interest may appear in the real estate lease by and between the parties, and an few simple owner of the real estate involved. Paoli Peaks shall indemnify and hold harmless the Weeks from any loss relating to a tort claim that would have been covered in whole or in part by insurance had Paoli Peaks, Inc. elected not to half insure.

10. Paoli Peaks agrees to furnish, at no cost to Weeks, water to that certain residence currently existing and located adjacent and to the south of the leased property. This obligation of Paoli Peaks shall extend only to such residence and existing incidental uses thereto as of June 6, 1988, to be used on a single family dwelling and in the event any further development of the weeks property upon which this residence in located should occur, then this obligation of furnishing water Paoli Peaks shall not extend to such dwelling.

11. The Weeks say grant no Weeks over said property or under said property without the permission of Paoli Peaks, unless legally required to do so.

12. The taxes for said real estate will be paid by the Weeks, except that Paoli Peaks shall be responsible for paying any increase in taxes over those taxes paid in 1976.

13. That by agreement of the parties, the annual rent to be paid by Paoli Peaks to Weeks in 1.51 of the “operating revenues” of Paoli Peaks for the previous season, to be paid on or before

June 21 of each year. “Operating Revenues” are defined under generally accepted accounting principles relating to Illegible operations at the present Paoli Peaks location and any expansion of the Illegible operation at its present location and any development actually placed on the leased premises and based on the accounting practices of Paoli Peaks, Inc. in effect June 8, 1988.

14. The minimum annual lease payment shall be Ten Thousand Dollars ($10,000.00) based on the base year of all items, all urban consumer’s Bureau of Labor Statistics, C.P.I. of June, 1978. This minimum annual lease payment in to be computed on five (5) year increments (i.e. June 1983, June 1988, June 1993, June 1998, etc.), and adjusted as the new minimum annual lease payment for the next five year period.

15. That Paoli Peaks shall make reasonable efforts to control Illegible.

16. That Paoli Peaks shall burn no trash whatsoever on the leased Premises. Paoli Peaks is responsible for compliance with all environmental laws and shall dump no Illegible, hazardous Illegible, petroleum products or other materials prohibited from dumping under state and federal laws and regulations.

17. That the steps from the condominiums known an Trail view Estates, which are located on the leased premises, shall be removed within 60 days from June 8, 1988 at Paoli Peaks expense, and that no encroachment on the leased premises by the condominiums will be permitted in the future.

18. That all sums due as of June 8, 1990 have been paid by Paoli Peaks to Weeks.

IN WITNESS WHEREOF, the said parties have hereunto set their hands and seals this 26 day of September, 1990.

ESTATE OF CHARLES MARVIN WEEKS
BY:	/s/ Philip D. Weeks
Philip D. Weeks, Executor

PAOLI PEAKS, INC.
BY	/s/ illegible
President

BY	/s/ illegible
Secretary